Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 107725) pertaining to: a) the CapitalSource Inc. Employee Stock Purchase Plan and b) the CapitalSource Inc. Second Amended and Restated Equity Incentive Plan of our report dated February 27, 2004, except for the third paragraph of Note 20, as to which the date is March 5, 2004, with respect to the consolidated financial statements of CapitalSource Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

McLean, Virginia
March 9, 2004